Exhibit 99.2

October 20, 2004

NOTICE OF BLACKOUT PERIOD TO DIRECTORS
AND EXECUTIVE OFFICERS OF TEXTRON INC.

You are receiving this notice to advise you that your ability to trade securities of Textron Inc. will be significantly restricted from November 24, 2004, to December 3, 2004.

The transition by the Textron Savings Plan (the "TSP") of administration, recordkeeping and trustee services from Putnam Investments to Fidelity Investments on December 1, 2004, will necessitate a blackout period that will begin at 3:00 p.m. on November 24, 2004, and is expected to end on December 3, 2004 (the "Blackout Period"). (If the ending date of the Blackout Period changes, you will be notified.) During the Blackout Period, TSP participants will be unable to direct or diversify their investments in the TSP and will not, among other things, be able to obtain a loan, withdrawal or distribution from the TSP.

Since the TSP includes Textron common stock as an investment option, Section 306(a) of the Sarbanes-Oxley Act and Section 101(a) of Regulation BTR prohibit each director and executive officer of Textron Inc. ("Textron") from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity security of Textron during the Blackout Period if the director or executive officer acquires or previously acquired the equity security in connection with service or employment as a director or executive officer. These restrictions apply whether or not the director or executive officer participates in the TSP. Currently, the executive officers of Textron are the members of the Management Committee. Textron's equity securities includes Textron common stock, stock options exercisable for Textron common stock and preferred stock convertible into Textron common stock.

Consequently, during the Blackout Period, you may not purchase, sell or otherwise acquire or transfer any equity security of Textron (or exercise any Textron stock options) that you acquired in connection with your service as a director or executive officer of Textron. Please note that any securities of Textron that you acquire, sell, or transfer during the Blackout Period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source.

There are a limited number of exceptions to the restrictions described above, and certain types of transactions continue to be permitted during the Blackout Period. These permitted transactions generally are those over which you have no control, such as shares of Textron stock that you may inherit during the Blackout Period. For more information about these exceptions, or if you have any other questions about this notice, please contact Michael Cahn, Textron Inc., 40 Westminster Street, Providence, RI 02903, telephone number (401) 457-2231.